UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported): December 10, 2008 (December 5, 2008)

FEDERATED INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-14818	25-1111467
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Federated Investors Tower

Pittsburgh, Pennsylvania 15222-3779

(Address of principal executive offices, including zip code)

(412) 288-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On December 5, 2008 Federated Investors, Inc. (Federated) closed on a transaction to acquire certain assets of David W. Tice & Associates LLC that relate to the management of the $1.1 billion Prudent Bear Fund and the $363.8 million Prudent Global Income Fund (the Prudent Bear Funds). In connection with the acquisition, Federated will re-brand the Prudent Bear Funds as the newly created Federated Prudent Bear Fund and the Federated Prudent Global Income Fund. The acquisition was consummated pursuant to the terms of a definitive agreement between Federated and David W. Tice & Associates LLC dated July 14, 2008.

The transaction includes an initial cash purchase payment of $43 million, and a series of contingent payments totaling as much as $99.5 million over the next four years based on certain revenue growth targets. Various assets, primarily intangible assets, will be recorded upon completion of the independent appraiser’s valuation. Both Federated and David W. Tice & Associates LLC have made customary representations, warranties and covenants in the agreement. In addition, certain covenants relating to non-competition and non-solicitation were made by David W. Tice & Associates LLC and certain key employees. Attached herewith as Exhibit 99.1 is a press release issued by Federated with additional details concerning this transaction.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(b) Pro Forma Financial Information.

The information required by this item is not being furnished herewith, but will be furnished with the Securities and Exchange Commission via amendment as soon as practicable, but not later than 71 calendar days after the date on which this Current Report on Form 8-K was required to be filed.

(d) Exhibits.

Exhibit 99.1 – Press release issued by Federated Investors, Inc. dated December 9, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED INVESTORS, INC.
(REGISTRANT)

Dated: December 10, 2008	By:	/s/ Thomas R. Donahue
Thomas R. Donahue
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release issued by Federated Investors, Inc. dated December 9, 2008